Exhibit 23.1

Consent of Independent Registered Public Accounting Firms

We consent to the reference to our firms under the caption "Experts" in the Registration Statement (Form-F-3) and related Prospectus of Orange S.A. for the registration of its debt securities and to the incorporation by reference therein of our report dated February 18, 2021, with respect to the consolidated financial statements of Orange S.A. and its subsidiaries as of and for the year ended December 31, 2020 before the effects of the adjustments to retrospectively apply the change in accounting described in Note 21, included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Paris-La Défense, France

December 7, 2023

/s/ KPMG S.A. Represented by Jacques Yves PIERRE	/s/ ERNST & YOUNG Audit